Exhibit 99.1
Encore Energy Partners LP Announces Third Quarter Results and
Quarterly Distribution of $0.66 per Unit
FORT WORTH, Texas — (BUSINESS WIRE) – October 28, 2008
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced its quarterly distribution and unaudited third quarter 2008 results.
Distribution
The Partnership announced a distribution of $0.66 per unit for the quarter ended September 30, 2008, or $2.64 per unit on an annualized basis. The Board of Directors of Encore Energy Partners GP LLC has approved the distribution to be paid on or about November 14, 2008 to unitholders of record on November 7, 2008.
Summary of Third Quarter 2008 Results
The following table highlights certain reported amounts for the third quarter of 2008 (common units and $ in millions except quarterly distribution):

	Three Months Ended
	September 30, 2008
Adjusted EBITDAX	$37.2
Net income	$96.1
Net income excluding certain items	$23.7
Distributable cash flow	$33.2
Total distributions to be paid	$22.2
Coverage ratio	1.5	x
Weighted average diluted common units outstanding	33.0
Oil and natural gas revenues	$54.3
Average daily production volumes (BOE/D)	6,189
Oil as a percentage of total production volumes	71%
Oil and natural gas capital costs (excl acquisitions)	$1.5
Quarterly distribution	$0.66
Adjusted earnings before interest, income taxes, depletion, depreciation, and amortization, non-cash unit-based compensation, non-cash derivative fair value gains and losses, and exploration expense (“Adjusted EBITDAX”) totaled $37.2 million for the third quarter of 2008. For the third quarter of

Encore Energy Partners LP
Third Quarter 2008 Results
2008, distributable cash flow totaled $33.2 million. Adjusted EBITDAX and distributable cash flow are reconciled to their most directly comparable GAAP measures in the attached financial schedules.
Jon S. Brumley, Chief Executive Officer of Encore Energy Partners GP LLC, stated, “We are very pleased with the results of our Partnership this quarter. Strong operating results and high commodity prices allowed us to bring value to our unitholders, as our unique hedging strategy once again proved its worth. Through our high distribution, our unitholders have been allowed to participate in the strong cash flows generated by the Partnership, as two thirds of our price is exposed to the upside. Now that commodity prices have fallen, the advantages of our hedging strategy will again prove valuable to our unitholders. We have protected two thirds of our expected future production through 2011 against falling commodity prices. Our downside protection averages $110 per barrel and $7.70 per Mcf in 2009 and $76.53 and $7.70 in 2010 and 2011. As a result, we are still able to ensure robust distributions, even in a very low pricing environment.”
Average daily production for the third quarter of 2008 was 4,389 barrels (“Bbl”) of oil per day and 10,799 thousand cubic feet (“Mcf”) of natural gas per day, for a combined 6,189 BOE per day. The Partnership was forced to shut in some natural gas production in September as a result of plant and refinery shut downs in the wake of Hurricane Ike. The Partnership lost an average of 87 BOE per day for the third quarter of 2008 due to curtailments caused by Hurricane Ike. Excluding the impact of these curtailments, volumes would have averaged 6,276 BOE per day.
ENP’s net income for the third quarter of 2008 was a record $96.1 million ($2.87 per diluted common unit). The third quarter results included a net derivative fair value gain of $70.4 million which comprises a loss of $2.3 million related to derivative premium amortization, a $73.5 million gain related to non-cash change in derivative fair value related to future periods, and $0.8 million loss of cash settlements. The third quarter of 2008 also included a charge of $1.1 million for non-cash compensation expense. Net income excluding certain items for the third quarter of 2008 was $23.7 million ($0.71 per diluted common unit). Net income excluding certain items for the third quarter of 2008 excludes derivative gains and losses not related to the current period and non-cash compensation expense. Net income excluding certain items is reconciled to its most directly comparable GAAP measure of net income in the attached financial schedules.
For the third quarter of 2008, the Partnership’s average realized wellhead oil price was $110.06 per Bbl, and the average realized wellhead natural gas price was $9.88 per Mcf. During the third quarter of 2008, the Partnership’s oil and natural gas differentials to NYMEX averaged a negative seven percent ($8.61 per Bbl) and a negative four percent ($0.39 per Mcf), respectively. The average NYMEX oil price was $118.67 per Bbl in the third quarter of 2008, and the average NYMEX natural gas price was $10.27 per Mcf.
Lease operations expense for the third quarter of 2008 was $8.8 million ($15.53 per BOE). The rise in natural gas prices during the third quarter resulted in increased LOE charges. In West Texas, the higher natural gas prices increased the electrical rates charged to the Partnership’s producing properties. The charges associated with the fuel gas at ENP’s Elk Basin gas plant were also higher.

Encore Energy Partners LP
Third Quarter 2008 Results
G&A expense excluding $1.1 million of non-cash compensation related to management incentive units for the third quarter of 2008 was $1.5 million ($2.70 per BOE), which was slightly lower than previously released guidance of $2.85 to $3.25 per BOE.
Depletion, depreciation, and amortization expense for the third quarter of 2008 was $9.1 million ($15.92 per BOE), which was in line with previously released guidance of $15.50 to $16.25 per BOE.
Net marketing revenue and expense was a gain of $0.1 million in the third quarter of 2008 ($0.23 per BOE).
Operations Update
The Partnership invested $1.5 million in its capital programs during the third quarter of 2008 drilling 3 gross wells (0.6 net), all of which were successful.
Big Horn
During the third quarter of 2008, the Partnership installed nitrogen membrane units at the Elk Basin gas plant at a net cost to the Partnership of $0.7 million. These units remove nitrogen from the recycled gas stream, enhancing the BTU content of the gas for plant fuel. This installation has reduced the amount of purchased fuel gas required for plant operations by approximately half. The net cost savings to the Partnership are projected to be $0.4 million per quarter or $1.6 million on an annual basis.
Liquidity Update
At September 30, 2008, ENP had $140 million outstanding under its revolving credit facility and $100 million of remaining availability. The amount outstanding on the revolving credit facility decreased $11 million during the third quarter of 2008, reflecting continued strong operating results and commodity prices during the quarter.
The syndicate of lenders underwriting ENP’s facility will comprise 13 banking and other financial institutions, after taking into consideration all recently announced mergers and acquisitions within the financial services industry. None of the lenders are underwriting more than eight percent of the total commitment. The Partnership feels the large number of lenders, the relatively small percentage participation of each, and the relatively high level of availability under the facility provides adequate diversity and flexibility should further consolidation occur within the financial services industry.
Fourth Quarter 2008 Outlook
The Partnership expects the following for the fourth quarter of 2008:

Average daily production volumes	6,000 to 6,600 BOE/D
Oil and natural gas related capital	$0.5 to $1.5 million
Lease operations expense	$12.00 to $13.00 per BOE
G&A expenses (excl non-cash comp)	$2.60 to $3.10 per BOE
Depletion, depreciation, and amortization	$15.75 to $16.50 per BOE

Encore Energy Partners LP
Third Quarter 2008 Results

Production, ad valorem, and severance taxes	11.0% of oil and natural gas revenues
Oil differential	-15% of NYMEX oil price
Natural gas differential	12% of NYMEX natural gas price
Recent Financial Information
In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from Encore Acquisition Company (“EAC”). Because the assets acquired from EAC in February 2008 were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, October 29, 2008 at 9:00 A.M. Central Time
Webcast: Listen to the live broadcast via http://www.encoreenp.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 69593655.
A replay of the conference call will be archived and available via ENP’s website at the above web address or by dialing 800-642-1687 and entering conference ID 69593655. The replay will be available through November 12, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, the Williston Basin of North Dakota, and the Permian Basin of West Texas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected distributions, the benefits, timing, and mix of acquisitions, expected production volumes, expected expenses, expected taxes, expected capital expenditures, expected differentials, drilling plans, expected cost savings, availability under credit facilities, and any other statements that are not historical facts. The assumptions of management and the

Encore Energy Partners LP
Third Quarter 2008 Results
future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including consolidation among financing sources and the tightening of credit markets); industry trends; and other factors detailed in ENP’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com

Encore Energy Partners LP
Condensed Consolidated Statements of Operations
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007 (a)	2008	2007 (a)
Revenues:
Oil	$44,442	$25,272	$128,778	$55,644
Natural gas	9,816	6,139	28,626	16,441
Marketing	1,445	2,134	5,207	6,986

Total revenues	55,703	33,545	162,611	79,071

Expenses:
Production:
Lease operations	8,842	6,366	21,822	14,785
Production, ad valorem, and severance taxes	5,741	3,387	16,321	7,996
Depletion, depreciation, and amortization	9,064	10,161	27,399	23,040
Exploration	46	31	113	93
General and administrative	2,597	6,941	8,452	8,574
Marketing	1,316	1,300	5,318	5,655
Derivative fair value (gain) loss	(70,443)	2,989	21,572	9,486
Other operating	344	333	1,026	766

Total operating expenses	(42,493)	31,508	102,023	70,395

Operating income	98,196	2,037	60,588	8,676

Other income (expenses):
Interest	(1,767)	(4,873)	(5,316)	(11,681)
Other	10	47	92	74

Total other expenses	(1,757)	(4,826)	(5,224)	(11,607)

Income (loss) before income taxes	96,439	(2,789)	55,364	(2,931)
Income tax provision	(322)	(31)	(160)	(96)

Net income (loss)	$96,117	$(2,820)	$55,204	$(3,027)

Net income (loss) allocation:
Limited partners’ interest in net income (loss)	$91,981	$(7,656)	$48,566	$(7,656)

General partner’s interest in net income (loss)	$1,481	$(160)	$826	$(160)

Net income (loss) per common unit:
Basic	$2.93	$(0.33)	$1.60	$(0.33)
Diluted	$2.87	$(0.33)	$1.60	$(0.33)

Weighted average common units outstanding:
Basic	31,356	23,062	30,300	23,062
Diluted	32,960	23,062	30,305	23,062

(a)	In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

Encore Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007 (a)
Net income (loss)	$55,204	$(3,027)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	51,645	39,671

Changes in operating assets and liabilities	(8,752)	(6,855)

Net cash provided by operating activities	98,097	29,789

Net cash used in investing activities	(15,858)	(370,733)

Financing activities:
Proceeds from issuance of common units, net of issuance costs	—	171,220
Net proceeds from long-term debt	92,310	64,758
Deemed distributions to affiliates in connection with acquisition of Permian and Williston Basin assets	(124,718)	—
Distributions to unitholders	(52,239)	—
Net contributions from owner	—	112,080
Other	2,562	—

Net cash provided by (used in) financing activities	(82,085)	348,058

Increase in cash and cash equivalents	154	7,114
Cash and cash equivalents, beginning of period	3	—

Cash and cash equivalents, end of period	$157	$7,114

Encore Energy Partners LP
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007 (a)
	(unaudited)
Total assets	$495,157	$497,719

Liabilities (excluding long-term debt)	$72,241	$55,206
Long-term debt	140,000	47,500
Partners’ equity	282,916	395,013

Total liabilities and partners’ equity	$495,157	$497,719

Working capital (b)	$3,749	$2,750

(a)	In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

(b)	Working capital is defined as current assets minus current liabilities.

Encore Energy Partners LP
Selected Operating Results
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007 (a)	2008	2007 (a)
Production volumes:
Oil (MBbls)	404	420	1,253	1,021
Natural gas (MMcf)	994	1,004	2,949	2,433
Combined (MBOE)	569	588	1,744	1,426

Daily production:
Oil (Bbls/D)	4,389	4,567	4,571	4,611
Natural gas (Mcf/D)	10,799	10,915	10,763	9,159
Combined (BOE/D)	6,189	6,386	6,365	6,138

Average realized prices:
Oil (per Bbl)	$110.06	$60.14	$102.81	$54.51
Natural gas (per Mcf)	9.88	6.11	9.71	6.76
Combined (per BOE)	95.29	53.46	90.25	50.54

Average costs per BOE:
Lease operations expense	$15.53	$10.83	$12.51	$10.37
Production, ad valorem, and severance taxes	10.08	5.76	9.36	5.61
Depletion, depreciation, and amortization	15.92	17.29	15.71	16.15
Exploration	0.08	0.05	0.06	0.07
General and administrative	4.56	11.81	4.85	6.01
Derivative fair value (gain) loss	(123.72)	5.09	12.37	6.65
Other operating	0.61	0.57	0.59	0.54
Marketing (gain) loss	(0.23)	(1.42)	0.06	(0.93)

(a)	In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

Encore Energy Partners LP
Derivative Summary as of October 28, 2008
(unaudited)
Oil Derivative Contracts (c), (d)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Nov. - Dec. 2008
	880	$80.00	440	$107.60	—	$—
	2,000	75.00	—	—	—	—
	500	65.00	—	—	—	—
2009
	3,130	110.00	440	97.75	1,000	68.70
2010
	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—
2011
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—

Natural Gas Derivative Contracts (c)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Nov. - Dec. 2008
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—
2009
	3,800	8.20	3,800	9.83	—	—
	3,800	7.20	—	—	—	—
2010
	3,800	8.20	3,800	9.58	—	—
	3,800	7.20	—	—	—	—
Interest Rate Swap Agreements

	Notional	Fixed	Floating
Period	Amount	Rate	Rate
	(in thousands)
Nov. 2008 - Jan. 2011	$50,000	3.1610%	1 month LIBOR
Nov. 2008 - Jan. 2011	25,000	2.9650%	1 month LIBOR
Nov. 2008 - Jan. 2011	25,000	2.9613%	1 month LIBOR

(c)	Oil prices represent NYMEX WTI monthly average prices, while gas prices represent IF Houston Ship Channel prices. The differential between IF HSC and NYMEX Henry Hub is approximately $0.30 per Mcf.

(d)	In order to partially finance the cost of premiums on certain purchased floors, the Partnership may sell floors with a strike price below the strike price of the purchased floor, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with the Partnership’s other floor contracts. In addition to the floor contracts shown above for 2009, the Partnership has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Energy Partners LP
Non-GAAP Financial Measures
(in thousands)
(unaudited)
     This press release includes a discussion of Adjusted EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of Adjusted EBITDAX to net income and net cash provided by operating activities, the Partnership’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2008
Net income	$96,117	$55,204
Depletion, depreciation, and amortization	9,064	27,399
Non-cash unit-based compensation expense	1,148	3,528
Exploration	46	113
Interest expense and other	1,757	5,224
Income taxes	322	160
Non-cash derivative fair value (gain) loss	(71,260)	19,943

Adjusted EBITDAX	37,194	111,571
Change in other operating assets and liabilities	11,145	4,656
Other non-cash expenses	200	765
Interest expense and other	(1,757)	(5,224)
Cash exploration expense	(35)	(61)
Current income taxes	(74)	(202)
Purchased options	(12,212)	(13,408)

Net cash provided by operating activities	$34,461	$98,097

     Adjusted EBITDAX is used as a supplemental financial measure by the Partnership’s management and by external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of the Partnership’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of the Partnership’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) the Partnership’s operating performance and return on capital as compared to those of other entities in the oil and natural gas industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Adjusted EBITDAX should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The Partnership’s definition of Adjusted EBITDAX may not be comparable to similarly titled measures of another entity because all companies may not calculate Adjusted EBITDAX in the same manner.
     This press release also includes a discussion of “Distributable cash flow”, which is a non-GAAP financial measure. The following table provides a reconciliation of distributable cash flow to net income and net cash provided by operating activities, the Partnership’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2008
Net income	$96,117	$55,204
Depletion, depreciation, and amortization	9,064	27,399
Non-cash unit-based compensation expense	1,148	3,528
Non-cash derivative fair value (gain) loss	(71,260)	19,943
Exploration	46	113
Development capital	(1,492)	(13,009)
Capital maintenance reserves	(393)	2,031

Distributable cash flow	33,230	95,209
Change in other operating assets and liabilities	11,145	4,656
Other non-cash expenses	448	723
Cash exploration expense	(35)	(61)
Purchased options	(12,212)	(13,408)
Development capital	1,492	13,009
Capital maintenance reserves	393	(2,031)

Net cash provided by operating activities	$34,461	$98,097

     The Partnership believes that distributable cash flow is a useful measure of the Partnership’s financial and operating performance and its ability to continue to make quarterly distributions.
     Distributable cash flow should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of another entity because all entities may not calculate distributable cash flow in the same manner.

Encore Energy Partners LP
Non-GAAP Financial Measures (continued)
(in thousands, except per unit amounts)
(unaudited)
     This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following table provides a reconciliation of net income excluding certain items to net income, the Partnership’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	Total	Per Diluted Unit	Total	Per Diluted Unit
Net income	$96,117	$2.87	$55,204	$1.60
Add:
Non-cash unit-based compensation expense	1,148	0.03	3,528	0.12
Non-cash derivative fair value (gain) loss excluding premium amortization	(73,534)	(2.19)	13,281	0.42

Net income excluding certain items	$23,731	$0.71	$72,013	$2.14

     The Partnership believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     Net income excluding certain items should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The Partnership’s definition of net income excluding certain items may not be comparable to similarly titled measures of another entity because all entities may not calculate net income excluding certain items in the same manner.